EXHIBIT 5(g)

USAA Investment Management Company
10750 Robert F. McDermott Freeway
San Antonio, TX  78288


Gentlemen:

     Pursuant to Section 1(b) of the Advisory Agreement dated as of September 21, 1990 between USAA Mutual Fund, Inc. (the "Company") and USAA Investment Management Company (the "Manager"), please be advised that the Company has established two new series of its shares, namely, the Science & Technology Fund and the First Start Growth Fund (the "Funds"), and please be further advised that the Company desires to retain the Manager to render management and investment advisory services under the Advisory Agreement to the Funds at the fee stated below:

                              Advisory Fee Schedule

        Three-fourths of one percent (.75%) of the aggregate average net assets of the Science & Technology Fund.

        Three-fourths of one percent (.75%) of the aggregate average net assets of the First Start Growth Fund.

     Please state below whether you are willing to render such services at the fee stated above.

                                             USAA MUTUAL FUND, INC.


Attest:  /s/ Michael D. Wagner               By:   /s/ Michael J.C. Roth
        -----------------------                    ------------------------
             Secretary                                 President

Dated:    August 1, 1997


     We as the sole shareholder of the above named Funds, do hereby approve the Advisory Agreement and are willing to render management and investment advisory services to the Science & Techonology Fund and the First Start Growth Fund at the fee stated above.

                                          USAA INVESTMENT MANAGEMENT COMPANY


Attest:  /s/ Alex M. Ciccone              By:   /s/ John W. Saunders, Jr.
        -----------------------                ------------------------------
         Assistant Secretary                    Senior Vice President

Dated:  August 1, 1997

contract\mf\advisory\advmfsci.fsg